Exhibit 10.1

c/o Intertrust Services, Ltd.

190 Elgin Avenue

George Town

Cayman Islands

May 1, 2019

David T. Mitchell

[Address]

Re:	Amendment to Performance-based Restricted Share Unit Awards

Dear Tom,

On August 24, 2017, you were granted two performance-based restricted share unit awards (the “PSU Awards”), each covering 69,885 ordinary shares (“Shares”) of Fabrinet, a company formed under the laws of the Cayman Islands (“Fabrinet” or the “Company”), under Fabrinet’s 2010 Performance Incentive Plan (the “Plan”) and performance-based restricted share unit award agreements thereunder (the “PSU Agreements”).

Pursuant to this letter agreement (the “Letter”), each of your PSU Agreements is hereby amended to provide that, notwithstanding Section 2 of the PSU Agreements specifying the settlement of the PSU Awards in whole Shares, upon any vesting and settlement of the PSU Awards on or after the date hereof, 42% of the Shares otherwise issuable upon such vesting (rounded to the nearest whole Share) automatically will be settled in the form of cash, with the amount of cash payable for a Share equal to the last sales price in regular trading for a Share as furnished by the Financial Industry Regulatory Authority through the New York Stock Exchange on the date of vesting (or if such date is not a trading day with respect to the New York Stock Exchange, then the most recent trading day, as applicable).

Except as modified by this Letter, your PSU Agreements remain in full force and effect. This Letter, together with the PSU Agreements (to the extent not amended hereby), the Plan and that certain Separation Agreement and Release dated July 16, 2018, entered into between you and the Company, represent the entire agreement between you and the Company and will supersede any and all previous contracts, agreements or understandings between you and the Company with respect to the PSU Awards.

Please sign and return one copy of Letter to Colin Campbell, General Counsel, to acknowledge and agree to the amendment of your PSU Agreements pursuant to this Letter. This Letter will be governed by the laws of the State of California, with the exception of its conflict of laws provision.

Sincerely,

/s/ Frank Levinson
Frank Levinson, Chairman of the Compensation Committee (duly authorized on behalf of the Board of Directors of Fabrinet)

ACKNOWLEDGED AND AGREED:

/s/ David T. Mitchell	Date:	May 1, 2019
David T. Mitchell